EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

FIRST-QUARTER 2004 RESULTS

Contact: Julie Hong (925) 467-3832

Pleasanton, CA—May 4, 2004

Results From Operations

Safeway Inc. today reported net income of $43.1 million ($0.10 per diluted share) for the first quarter ended March 27, 2004. Safeway’s results were affected by the impact of the Southern California strike, which Safeway estimates to be $122.0 million after tax ($0.27 per share), and the previously announced closure of 12 under-performing Dominick’s stores which reduced earnings by a total of $28.5 million after tax ($0.06 per share). Excluding these items, first-quarter 2004 earnings would have been $0.43 per share.

Net income for the first quarter of 2003 was $162.6 million ($0.36 per diluted share). Table 1 of this release quantifies the effect of impairment charges, a change in accounting, and tax benefits which, in the aggregate, reduced last year’s net income by $0.09 per share. Excluding these items, first-quarter 2003 earnings would have been $0.45 per share.

Sales

Total sales decreased to $7.6 billion in the first quarter of 2004 from $8.0 billion in the first quarter of 2003, primarily due to the impact of the strike, partially offset by new store openings and additional fuel sales.

Excluding sales at strike-affected stores, first-quarter 2004 comparable store sales increased 0.5% while identical store sales (which exclude replacement stores) rose 0.1%. Further excluding the effect of fuel sales, comparable store sales declined 0.8% and identical store sales declined 1.3%.

“We are pleased with our results given the challenges we faced in the first quarter,” said Steve Burd, Chairman, President and CEO of Safeway. “Sales picked up in the latter part of the first quarter and continued into the second quarter. Excluding Vons, identical store sales were 1.1% in March and April. This sales improvement is broad-based and we remain optimistic about the remainder of the year.”

Gross Profit

Gross profit increased 11 basis points to 29.80% of sales in the first quarter of 2004 from gross profit of 29.69% in the first quarter of 2003. The net impact of the strike in Southern California, the Dominick’s store closures and the initial impact of adopting EITF 02-16 in the first quarter of 2003 reduced gross profit 34 basis points in the first quarter of 2004 compared to 2003. The remaining 45-basis point increase was primarily due to increased benefits from centralizing our marketing and procurement functions, partly offset by higher fuel sales in 2004.

Operating and Administrative Expense

Operating and administrative expense increased 266 basis points to 27.77% of sales in the first quarter of 2004 compared to operating and administrative expense of 25.11% of sales in the first quarter of 2003. Of this increase, 175 basis points were attributable to the estimated impact of the strike and 55 basis points were attributable to the 2004 Dominick’s store closure costs, partially offset by a decrease of 57 basis points due to the write down of long lived assets at Dominick’s in 2003. The remaining 93 basis point increase was primarily due to higher employee benefits, higher workers’ compensation costs, and increased store occupancy cost.

Interest Expense

Interest expense decreased to $96.2 million in the first quarter of 2004 compared to $103.7 million in the first quarter of 2003 primarily due to lower average borrowings in 2004. Despite the strike, the company reduced total debt outstanding by $188 million to $7.63 billion during the first quarter of 2004.

Income Tax Expense

Income tax expense was $19.0 million in the first quarter of 2004, including a $4.5 million benefit arising from settlements with various tax authorities. In the first quarter of 2003, income taxes were a benefit of $151.7 million. This included a tax benefit of $249.0 million related to the planned Dominick’s sale that was subsequently reversed in the fourth quarter of 2003.

Strike Impact

On October 11, 2003 seven UFCW local unions struck the Company’s 289 stores in Southern California. An agreement ending the strike was reached on February 26, 2004 and was ratified by the unions on February 28, 2004. The overall cost of the strike reduced first quarter 2004 earnings by approximately $122.0 million after tax ($0.27 per share). Safeway estimated the impact of the strike by comparing internal forecasts immediately before the strike with actual results during and after the strike at strike-affected stores. The estimate includes a contribution of $22.7 million after tax to the union health and welfare trust fund, a contract ratification bonus of $5.8 million after tax and the company’s benefit for the quarter under an agreement with Kroger and Albertson’s that arises out of the multi-employer bargaining process in Southern California.

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Dominick’s store closures

In January of 2004, Safeway announced it would incur a charge to close 12 under-performing Dominick’s stores in the first quarter of 2004. Closure of these stores resulted in a charge of $28.5 million after tax ($0.06 per share) in the quarter.

Capital Expenditures

During the first quarter of 2004, Safeway invested $237.2 million in cash capital expenditures. The company opened 3 new stores and closed 12 stores. For the year, the company expects to spend between $1.2 billion and $1.4 billion in cash capital expenditures.

Cash Flow

Net cash flow from operating activities was $388.1 million in the first quarter of 2004 compared to $233.5 million in the first quarter of 2003. Net cash flow used by investing activities, which consists principally of cash paid for property additions, increased to $205.9 million in the first quarter of 2004 compared to $106.7 million in 2003. Net cash flow used by financing activities increased to $179.9 million in the first quarter of 2004 compared to $115.6 million in 2003 primarily because of the reduction of debt.

Guidance

At the investor conference in December 2003, Safeway provided earnings guidance for 2004 in the range of $1.95—$2.03 per share and free cash flow guidance of $700 to $900 million. This guidance excluded the impact of the labor dispute in Southern California and the effect of 12 store closures at Dominick’s. With those exclusions, the company is tracking within those ranges.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,808 stores in the United States and Canada and had annual sales of $35.6 billion in 2003. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing first-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PDT today. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of sales, identical store sales, earnings, capital expenditures, operating improvements, cost reductions and the performance of acquired businesses and are indicated by words or phrases such as “guidance,” “on-going,” “expects,” “estimate,” and similar words or phrases. These statements are based on Safeway’s current

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plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, results of our programs to reduce costs, increase sales and improve capital management, achievement of operating improvements in companies that we acquire, labor costs, labor disputes that may arise from time to time, including the effect of the Southern California labor dispute, the resolution of lawsuits challenging certain provisions of the agreement with Kroger and Albertson’s that arises out of the multi-employer bargaining process in Southern California and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions (such as Chicago and Arizona) or are scheduled to expire in the near future (such as Portland, Seattle, Northern California, Denver and Las Vegas), unanticipated events or changes in future operating results, financial condition or business over time, or unfavorable legislative, regulatory or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to Safeway’s reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders in Safeway’s most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

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SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended
	March 27, 2004	March 22, 2003
Sales	$7,638.8	$8,043.3
Cost of goods sold	(5,362.2)	(5,655.0)

Gross profit	2,276.6	2,388.3
Operating and administrative expense	(2,121.4)	(2,019.7)
Goodwill impairment charges	—	(256.5)

Operating profit	155.2	112.1
Interest expense	(96.2)	(103.7)
Other income, net	3.1	2.5

Income before income taxes	62.1	10.9
Income tax (expense) benefit	(19.0)	151.7

Net income	$43.1	$162.6

Basic earnings per share	$0.10	$0.37

Diluted earnings per share	$0.10	$0.36

Weighted average shares outstanding (in millions) :
Basic	444.1	441.2

Diluted	448.3	446.0

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

(Unaudited)

	March 27, 2004	Year-end 2003
ASSETS
Current assets:
Cash and equivalents	$177.1	$174.8
Receivables	396.5	383.2
Merchandise inventories	2,623.9	2,642.2
Other current assets	262.4	307.5

Total current assets	3,459.9	3,507.7

Total property, net	8,408.8	8,405.8
Goodwill	2,402.7	2,404.9
Other long-term assets	758.7	778.3

Total assets	$15,030.1	$15,096.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of notes and debentures	$608.7	$699.5
Current obligations under capital leases	51.3	50.5
Accounts payable	1,616.7	1,509.6
Other current liabilities	1,075.1	1,204.7

Total current liabilities	3,351.8	3,464.3

Long-term debt:
Notes and debentures	6,319.8	6,404.0
Obligations under capital leases	654.6	668.3

Total long-term debt	6,974.4	7,072.3
Other long-term liabilities	1,017.1	915.8

Total liabilities	11,343.3	11,452.4
Total stockholders’ equity	3,686.8	3,644.3

Total liabilities and stockholders’ equity	$15,030.1	$15,096.7

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	12 Weeks Ended
	March 27, 2004	March 22, 2003
OPERATING ACTIVITIES:
Net cash flow from operating activities	$388.1	$233.5

INVESTING ACTIVITIES:
Cash paid for property additions	(237.2)	(133.6)
Proceeds from sale of property	57.4	38.8
Other	(26.1)	(11.9)

Net cash flow used by investing activities	(205.9)	(106.7)

FINANCING ACTIVITIES:
Payments on short-term borrowings	(1.0)	—
Additions to long-term borrowings	28.5	81.2
Payments on long-term borrowings	(217.6)	(200.5)
Net proceeds from exercise of stock options	12.5	3.5
Other	(2.3)	0.2

Net cash flow used by financing activities	(179.9)	(115.6)

Increase in cash and equivalents	2.3	11.2

CASH AND EQUIVALENTS:
Beginning of period	174.8	76.0

End of period	$177.1	$87.2

SAFEWAY INC. AND SUBSIDIARIES

RECONCILIATION OF NON GAAP MEASURES & SUPPLEMENTAL INFORMATION

(Dollars in millions, except per share amounts )

(Unaudited)

TABLE 1: RECONCILIATION OF GAAP NET INCOME TO ADJUSTED INCOME

	First Quarter 2004			First Quarter 2003
	Before taxes	After taxes	Per share	Before taxes	After taxes	Per share
Net income, as reported	$62.1	$43.1	$0.10	$10.9	$162.6	$0.36
Estimated strike impact:
Operations	150.4	93.5	0.21
Contribution to union health and welfare fund	36.5	22.7	0.05
Contract ratification bonus	9.3	5.8	0.01
Dominick’s store closures	45.7	28.5	0.06
EITF 02-16 accounting change				10.3	6.4	0.01
Dominick’s goodwill impairment charge				256.5	251.5	0.57
Dominick’s long-lived asset impairment charges				46.2	28.3	0.06
Dominick’s tax benefit on planned sale				—	(249.0)	(0.55)

Adjusted income	$304.0	$193.6	$0.43	$323.9	$199.8	$0.45

TABLE 2: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	First Quarter
	2004	2003	Forecast Fiscal 2004
Net cash flow from operating activities	$388.1	$233.5	$1,900.0	$2,000.0
Net cash flow used by investing activities	(205.9)	(106.7)	(1,200.0)	(1,100.0)

Free cash flow	$182.2	$126.8	$700.0	$900.0

TABLE 3: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	First Quarter
	2004	2003
Cash capital expenditures	$237.2	$133.6
Stores opened	3	10
Stores closed	12	11
Stores at end of period	1,808	1,807
Square footage ( in millions)	82.0	81.5
Number of fuel stations at end of period	283	221

TABLE 4: ROLLING FOUR QUARTER ADJUSTED EBITDA

	(A+B-C)	A	B	C
	Rolling Four Quarters March 27, 2004	Year Ended Jan. 3, 2004	Quarter Ended March 27, 2004	Quarter Ended March 27, 2003
Net (loss) income	$(289.3)	$(169.8)	$43.1	$162.6
Add (subtract):
Income taxes	481.6	310.9	19.0	(151.7)
Interest expense	434.9	442.4	96.2	103.7
Depreciation	868.4	863.6	202.5	197.7
Lifo (income) expense	(1.3)	(1.3)	2.3	2.3
Goodwill impairment charges	472.6	729.1	—	256.5
SFAS 144 impairment charges	275.8	322.0	—	46.2
Inventory loss adjustments	71.0	71.0	—	—
Equity in losses of unconsolidated affiliates, net	6.5	7.1	0.5	1.1

Total Adjusted EBITDA	$2,320.2	$2,575.0	$363.6	$618.4

Total debt at March 27, 2004	$7,634.4

Adjusted EBITDA as a multiple of interest expense	5.34
Minimum Adjusted EBITDA as a multiple of interest under bank credit agreement.	2.00
Debt to Adjusted EBITDA	3.29
Maximum debt to Adjusted EBITDA under bank credit agreement.	3.50